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                                                            Exhibit 99.(d)(i)(j)

                         SANFORD C. BERNSTEIN FUND, INC.

               AMENDMENT NO. 3 TO INVESTMENT MANAGEMENT AGREEMENT


         AMENDMENT NO. 3, dated as of April 30, 1999, between SANFORD C. BERNSTEIN FUND, INC., a Maryland Corporation (the "Fund"), on behalf of the Bernstein International Value Portfolio (the "Portfolio"); and SANFORD C. BERNSTEIN & CO., INC., a New York corporation (the "Adviser") to the Investment Management Agreement dated as of March 18, 1992 (as amended from time to time, the "Investment Management Agreement") between the Fund, on behalf of the Portfolio, and the Adviser.

         Effective May 3, 1999, the name of the Bernstein International Value Portfolio will be changed to the Bernstein Tax-Managed International Value Portfolio.

         Accordingly, the parties hereto agree as follows:

         1. Effective May 3, 1999, all references in the Investment Management Agreement to the "Bernstein International Value Portfolio " shall be changed to the "Bernstein Tax-Managed International Value Portfolio."

         2. Except as herein provided, the Investment Management Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the Fund, on behalf of the Portfolio, and the Adviser have caused this Amendment No. 3 to be executed by their duly authorized officers as of the date first above written.

                               SANFORD C. BERNSTEIN & CO., INC.



                               By:
                                   ---------------------------------
                                        Lewis A. Sanders, Chairman


                               SANFORD C. BERNSTEIN FUND, INC.



                               By:
                                   ---------------------------------
                                        Jean Margo Reid, Secretary